Exhibit 5.1

February 10, 2016

Integrated Electrical Services, Inc.

5433 Westheimer Road

Suite 500

Houston, Texas 77056

Integrated Electrical Services, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Amended and Restated Integrated Electrical Services, Inc. 2006 Equity Incentive Plan (the “Amended 2006 Plan”) and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to originals of all documents submitted as copies thereof and the authenticity of the originals of such latter documentation.

The opinions expressed herein are limited to the laws of the State of Delaware.

Based on the foregoing, we are of the opinion that the 1,000,000 shares of common stock that are reserved for issuance pursuant to the Amended 2006 Plan have been duly authorized and, when issued in accordance with the terms of the Amended 2006 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement.

Very truly yours,

/s/ DEBEVOISE & PLIMPTON LLP